Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-157897 and 333-140739) pertaining to Optimer Pharmaceuticals, Inc.’s 1998 Stock Plan, 2006 Equity Incentive Plan and Employee Stock Purchase Plan, in the Registration Statement (Form S-3 No. 333-163606) and related prospectus pertaining to the registration of $150,000,000 of common stock, preferred stock, debt securities, warrants and units, in the Registration Statement (Form S-3 No. 333-149935) and related prospectus pertaining to the registration of $100,000,000 of common stock, preferred stock, debt securities, warrants and units and in the Registration Statement (Form S-3 No. 333-147706) and related prospectus pertaining to the registration of 4,600,000 shares of common stock of our reports dated March 11, 2010, with respect to the consolidated financial statements of Optimer Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Optimer Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Diego, California
March 11, 2010